Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

PROJECT FINANCING AGREEMENT

THIS PROJECT FINANCING AGREEMENT (this “Agreement”) is made and entered into effective as of August 12, 2020 (the “Effective Date”), by and between LEE’S PHARMACEUTICAL (HK) LTD., a Hong Kong company organized and existing under the laws of Hong Kong with its principal offices at 1/F, Building 20E, Phase 3, Hong Kong Science Park, Shatin, N.T., Hong Kong, (“LP”), and WINDTREE THERAPEUTICS, INC., a Delaware corporation having a place of business at 2600 Kelly Road, Suite 100, Warrington, PA 18976, USA (“WINT”). WINT and LP may be referred to herein individually as a “Party” or collectively as the “Parties.”

Recitals

WHEREAS, WINT owns or otherwise controls certain intellectual property rights and regulatory filings in and to the Products;

WHEREAS, LP possesses resources and expertise in the development, manufacture, marketing and commercialization of pharmaceutical products and is a licensee of WINT;

WHEREAS, LP desires to contribute to the funding of the development of AEROSURF in exchange for the right to receive future payments based on the commercialization of the Products; and

WHEREAS, WINT would like to obtain such funding from LP for such development activities, and make such future payments to LP, as set forth below in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the Parties hereby agree as follows.

Article 1

DEFINITIONS

The following terms, whether used in the singular or the plural, will have the meaning set forth below.

1.1     “Accounting Standards” means generally accepted accounting principles or international financial reporting standards, consistently applied by WINT, in each case as such accounting principles may be, from time to time, in force and effect, and applicable as of the date in which such accounting principles are to be applied or on which any calculation or determination is required to be made.

1.2     “Aerosurf” means AEROSURF (lucinactant for inhalation), a combination drug/device product that utilizes lyophilized synthetic KL4 Surfactant and WINT’s proprietary aerosol delivery system to produce aerosolized KL4 Surfactant for non-invasive aerosolized delivery.

1.3     “Affiliate” means, with respect to a Person, any other Person that (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means:

(a)      direct or indirect ownership of fifty percent (50%) or more of the voting interest in the Person, or fifty percent (50%) or more interest in the income of the Person ; provided, however, that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests; or

(b)      possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person (whether through ownership of securities or other ownership interests, by contract, or otherwise).

1.4     “Applicable Law” means all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Governmental Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by a Party of its obligations, and/or exercise of its rights, under this Agreement.

1.5     “Business Day” means any day other than a day on which the commercial banks in New York, New York or Hong Kong are authorized or required by Applicable Law to be closed.

1.6     “Breaching Party” has the meaning set forth in Section 6.2.1.

1.7     “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first complete Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term will end on the effective date of expiration or termination of this Agreement.

1.8     “Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2020, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.9     “Change of Control” means, with respect to a Party: (a) the sale or exclusive license of all or substantially all of such Party’s assets or business relating to this Agreement to a Third Party; (b) a merger, reorganization or consolidation involving the Party and a Third Party in which the voting securities of the Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a transaction (which may include a tender offer for such Party’s stock or the issuance, sale or exchange of stock of such Party) with a Third Party or Third Parties in which the stockholders of such Party immediately prior to the transaction do not, immediately after consummation of such transaction, (i) own, directly or indirectly through one or more intermediaries, stock or other securities of such Party that possess a majority of the voting power of all of such Party’s outstanding stock and other securities or (ii) possess the power to elect a majority of the members of such Party’s board of directors;.

1.10     “Commercially Reasonable Efforts” means, as to WINT and a Product, the level of effort, expertise, and resources required to Develop and Commercialize a Product consistent with the reasonable efforts that would be typically exerted by a biotechnology or pharmaceutical company of comparable size and capabilities as WINT in pursuing the development and commercialization of a similar product with similar product characteristics at a similar stage in its development or product life, including, without limitation, with respect to commercial potential, the proprietary position of the Product, the regulatory status and approval process and other relevant technical, scientific, medical or legal factors.

1.11     “Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, marketing, pricing, reimbursement, sale and distribution of a Product in the Territory; provided, however, “Commercialization” excludes any activities relating to Development or manufacture of a Product.

1.12     “Commercialization Net Revenue” means (a) any Net Proceeds minus (b) any payments, such as royalties and milestone payments, owed and paid by WINT in respect to any Third Party intellectual property rights related to the Product and not previously funded by LP.

1.13     “Confidential Information” means any and all technical, business or other information or materials that are deemed confidential or proprietary to or by a Party and are disclosed or provided by such Party to the other Party under or in connection with this Agreement, whether disclosed or provided in oral, written, graphic, or electronic form, which may include without limitation trade secrets, processes, formulae, data, Know-How, improvements, inventions, chemical or biological materials, chemical structures, techniques, clinical, sublicensing and marketing and other Development and/or Commercialization plans, strategies, customer lists, financial data, intellectual property information, tangible or intangible proprietary information or materials or other information in whatever form.

1.14     “Development” means non-clinical, pre-clinical and clinical drug discovery, research, and/or development activities, including, without limitation, quality assurance and quality control development, and any other activities reasonably related to or leading to the development and submission of information to a Regulatory Authority. When used as a verb, “Develop” means to engage in Development.

1.15     “Development Budget” has the meaning set forth in Section 2.2.

1.16     “Development Plan” has the meaning set forth in Section 2.2.

1.17     “Disclosing Party” has the meaning set forth in Section 5.1.

1.18     “Dispute” has the meaning set forth in Section 5.1.

1.19     “Dollars” or “US$” means the lawful currency of the United States.

1.20     “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.21      “Governmental Authority” will mean any supranational, federal, national, multinational, regional, provincial, county, city, state, or local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory body, or other political subdivision, domestic or foreign.

1.22     “JAMS Rules” has the meaning set forth in Section 9.2.

1.23      “KL4 Surfactant” means a pharmaceutical composition containing the peptide known as KL4 with the following amino acid sequence KLLLLKLLLLKLLLLKLLLLK.

1.24     “Know-How” means technical information and materials, including, without limitation, technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions (patentable or otherwise), practices, methods, algorithms, models, knowledge, know-how, trade secrets, skill and experience (including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay and related know-how and trade secrets, and all manufacturing data, manufacturing processes, specifications, assays, quality control and testing procedures, regulatory submissions and related know-how and trade secrets).

1.25     “License Agreement” means that certain License, Development and Commercialization Agreement by and between LP and WINT, dated as of June 12, 2017, as amended.

1.26     “NDA” means a New Drug Application filed with the FDA that is required for approval for the applicable Product in the United States, or its foreign equivalent in the Territory.

1.27     “Net Proceeds” means (a) the gross amounts received by WINT and its Affiliates for arm’s length sale, divesture, license or other Development or Commercialization of the Products including without limitation, upfront and milestone payments, distributions of net profit, license maintenance fees, royalties and sublicense income, but excluding (i) payments made by a Third Party licensee for bona fide research and development conducted by WINT, (ii) reimbursements paid to WINT of patent expenses related to any Product, and (iii) all amounts received by WINT under the License Agreement minus (b) the following deductions solely to the extent incurred or allowed with respect to such sales, and solely to the extent such deductions are in accordance with Accounting Standards, and which are not already reflected as a deduction from the invoiced price: (i) discounts (to the extent not previously applied to such amounts received), charge-back payments, and rebates; (ii) credits or allowances for damaged goods, rejections, recalls or returns of such Product; (iii) freight, insurance, postage, and shipping charges for delivery of such Product, to the extent separately billed on the invoice; (iv) taxes, customs, or duties levied on, absorbed, or otherwise imposed on the sale of such Product, as adjusted for rebates and refunds, to the extent not paid by the Third Party and only to the extent such taxes, customs, or duties are not reimbursed to the paying party, but excluding all income taxes; and (iv) that portion of the annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fees imposed by any Applicable Law and allocable to the Products. Net Proceeds will be determined in accordance with the Accounting Standards.

Net Proceeds shall be determined in Dollars. With respect to Net Proceeds received in a currency other than Dollars, Net Proceeds shall be determined by converting the currencies at which the sales are made into Dollars, at rates of exchange determined in a manner consistent with WINT’s methods for calculating rates of exchange in the preparation of WINT’s annual financial statements in accordance with the Accounting Standards.

1.28     “Non-Breaching Party” has the meaning set forth in Section 6.2.1.

1.29     “Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, Governmental Authority or any other legal entity, including, without limitation, public bodies, whether acting in an individual, fiduciary or other capacity

1.30     “Product/s” means AEROSURF, Surfaxin, Surfaxin LS and any KL4 Surfactant-containing product as a mono-substance or combination with any other active ingredient(s).

1.31     “Project Expenses” means the aggregate amounts actually paid by LP to WINT under Sections 4.1 and 4.2.

1.32     “Receiving Party” has the meaning set forth in Section 5.1.

1.33     “Regulatory Approval” means approval of an NDA by the FDA for the applicable Product in the United States, or approval by the applicable Regulatory Authority of a regulatory approval application that is equivalent to an NDA in a country other than the United States, and any approvals, licenses, registrations, or authorizations necessary for the manufacture, marketing, and sale of Product in such country and, where relevant, including, without limitation, any reimbursement or pricing approvals. For the sake of clarity, except as otherwise expressly provided herein, “Regulatory Approval” will not be achieved for a Product in a country or, where applicable, a multinational jurisdiction until any approvals relating to pricing and reimbursement from the relevant Regulatory Authorities, if and to the extent such approvals are applicable and necessary before the Product’s Commercialization, have been obtained in such country or such jurisdiction.

1.34     “Regulatory Authority” means any national or supranational Governmental Authority, including, without limitation, FDA, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the development, marketing, and sale of a Product in any country.

1.35     “Regulatory Filings” means any and all regulatory applications, filings, modifications, amendments, supplements, revisions, reports, submissions, authorizations, and Regulatory Approvals, and associated correspondence required to Develop and Commercialize Products in the Territory, including, without limitation, any reports or amendments necessary to maintain Regulatory Approvals.

1.36      “Securities Act” means the Securities Act of 1933, as amended.

1.37     “Surfaxin” means Surfaxin® (lucinactant) intratracheal suspension, a pulmonary KL4 Surfactant, based on NDA No. 21-746, as approved by the FDA on March 6, 2012.

1.38     “Surfaxin LS” means the lyophilized dosage form of Surfaxin.

1.39     “Term” has the meaning set forth in Section 6.1.

1.40     “Territory” has the meaning set forth in the License Agreement.

1.41     “Third Party” means any Person other than WINT, LP, and their respective Affiliates.

1.42     “United States” or “U.S.” means the United States of America and all of its territories and possessions.

Article 2

WINT RESPONSIBILITIES; LICENSING; REPORTING

2.1     Responsibilities. WINT will have the sole right, as between the Parties, to Develop and Commercialize Products outside the Territory, including, without limitation, determining the marketing and regulatory strategies for seeking (if and when appropriate) Regulatory Approvals for Products outside the Territory, filing for such Regulatory Approvals, preparing, submitting, and maintaining any and all Regulatory Filings and Regulatory Approvals for Products outside the Territory, and seeking any necessary Regulatory Approvals of Regulatory Authorities for Product labeling and promotional materials to be used in the applicable jurisdiction(s) in connection with Commercializing Products outside the Territory. As between the Parties, WINT will be responsible for all costs and expenses incurred by WINT in connection with the foregoing activities, subject to LP paying WINT the Project Expenses as set forth in this Agreement. If a WINT Affiliate or a WINT appointed licensee meets or fulfills any or all of the obligations of WINT under this Agreement, and/or observes any of the terms or conditions hereof, then WINT will be deemed to have met or fulfilled such obligations or observed such terms or conditions, as the case may be.

2.2     Development Plan and Development Budget. WINT will use its Commercially Reasonable Efforts to conduct the activities set forth in the Development plan set forth on Appendix A (as updated pursuant to Section 2.3, the “Development Plan”) in accordance with the Development budget set forth on Appendix B (as updated pursuant to Section 2.3, the “Development Budget”). WINT must obtain LP’s prior consent before amending or modifying the Development Plan and Development Budget.

2.3     Updates to Development Plan and Development Budget. No later than September 1, 2020 and each successive six months later, the Parties shall negotiate in good faith and agree to updates to the Development Plan and Development Budget for the following six month period, which updates will reflect the Parties agreement as to the global Development and Commercialization strategy for the Products, the operating plan in respect thereof and LP funding one hundred percent (100%) of the costs of the updated Development Plan via its payment of the Project Expenses. Parties agree to negotiate in good faith a potential long-term agreement for AEROSURF focused on addressing security for LP such as [***].

2.4     Right to License. WINT shall retain the right to perform its activities under this Agreement through licensees. WINT will provide LP with notice of the entering into of each license within a reasonable period following the execution of such license.

2.5     Subcontracting. WINT may utilize the services of Third Parties, including, without limitation, Third Party contract research organizations, contract manufacturing organizations, suppliers and service providers to perform its Development and Commercialization activities; provided that WINT will remain at all times fully liable for its responsibilities under this Agreement.

Article 3

REGULATORY

3.1     Regulatory Filings. WINT or its Affiliates or appointed licensees will solely own and control any and all Regulatory Approvals and any and all other Regulatory Filings submitted in connection with seeking and maintaining Regulatory Approvals for Products outside the Territory.

3.2     Regulatory Communications. WINT will be the sole contact, as between the Parties, with the applicable Regulatory Authorities and will be solely responsible, using Commercially Reasonable Efforts, for all communications with such Regulatory Authorities that relate to any Regulatory Approvals or other Regulatory Filings prior to and after any Regulatory Approval with respect to the Products outside the Territory.

Except as may be required by Applicable Law, LP will not communicate regarding Products with any Governmental Authority having jurisdiction outside the Territory unless explicitly requested or permitted in writing to do so by WINT, or unless so ordered by such Governmental Authority having jurisdiction outside the Territory, in which case LP will provide to WINT notice of such order as soon as practicable, but in no event later than five (5) Business Days after receipt of such order. If LP is required to respond to any requests from or by any and all Regulatory Authorities with respect to any Product outside the Territory, WINT will have an opportunity to comment on the response to the extent such response may materially impact the Product outside the Territory before LP submits such response and LP will provide a copy of the final response to WINT.

Article 4

PAYMENTS

4.1     Initial Project Expenses. In partial consideration for the right to receive the payments of Commercialization Net Revenue as set forth in Section 4.2, LP shall pay WINT the amount set forth in the table below under the heading “Payment Amount” by wire of immediately available funds on or before the date set forth in the table below under the heading “Payment Dates”. LP shall make each payment due under this Section 4.1 to an account designated by WINT.

Payment Dates	Payment
April 1, 2020	US$1,000,000*
August 12, 2020 (US time)	US$1,400,000
September 15, 2020	US$400,000

* WINT hereby confirms and acknowledges that such initial payment of US$1,000,000 has been paid by LP and was duly received by WINT on April 3, 2020.

4.2     Additional Project Expenses. In partial consideration for the right to receive the payments of Commercialization Net Revenue as set forth in Section 4.3, LP shall pay WINT the additional amounts set forth in each updated Development Budget in accordance with the payment schedule agreed by the Parties in writing concurrently with agreeing to each updated Development Plan and Development Budget.

4.3     Payment of Commercialization Net Revenues. In consideration for LP’s payment of the Project Expenses to WINT, WINT agrees to pay to LP fifty percent (50%) of any Commercialization Net Revenue up to a total amount equal to one hundred and twenty-five percent (125%) of the Project Expenses. For the avoidance of doubt, at such time as WINT has paid LP Commercialization Net Revenue in an amount equal to one hundred and twenty-five percent (125%) of Project Expenses pursuant to this Section 4.3, LP shall no longer be entitled to receive any further payments from WINT with respect to any Product pursuant to this Agreement, and WINT shall retain one hundred percent (100%) of all Net Proceeds and Commercialization Net Revenue thereafter.

4.4     Reports and Payments. During the Term, within forty-five (45) days after the end of each of the first three (3) Calendar Quarters of each Calendar Year and within sixty (60) days after the end of the last Calendar Quarter of each Calendar Year, WINT will pay to LP any amounts of Commercialization Net Revenue due to LP and will deliver to LP a report showing:

4.4.1     the gross amount of Net Proceeds and the specific deductions applied in the calculation of Net Proceeds;

4.4.2     the Commercialization Net Revenue (in Dollars) due to LP for such Calendar Quarter and specific deductions applied in the calculation of Commercialization Net Revenues;

4.4.3     withholding taxes, if any, required by Applicable Law to be deducted with respect to such Commercialization Net Revenue due to LP; and

4.4.4     the rate of exchange used by WINT in determining the amount of Dollars due hereunder.

If no Commercialization Net Revenue is due for any Calendar Quarter hereunder, WINT will so report. WINT will keep complete and accurate records in sufficient detail to properly calculate the Net Proceeds and Commercialization Net Revenue due hereunder to be determined for a period of at least three (3) Calendar Years.

4.5     Audits. Upon the written request of LP and not more than once in each Calendar Year, WINT will permit an independent certified public accounting firm selected by LP and reasonably acceptable to WINT, at LP expense, to have access during normal business hours to such records of WINT as may be necessary or reasonably useful to verify the accuracy of the payment reports made and the amounts owed to LP under this Agreement for any Calendar Year period ending not more than thirty-six (36) months prior to the date of such request. Such rights with respect to any Calendar Year will terminate upon the earlier to occur of (a) the completion of an audit pursuant to this Section 4.5 with respect to such Calendar Year and (b) three (3) years after the end of any such Calendar Year. LP will provide WINT with a copy of such accounting firm’s written report within thirty (30) days after completion of such report. If such accounting firm concludes that an overpayment or underpayment was made, then the owing Party will pay the amount due within thirty (30) days after the date LP delivers to WINT such accounting firm’s written report so concluding, and any accrued interest as determined in accordance with Section 4.8 from the date such overpayment was paid or such underpayment was originally due, as applicable, until payment thereof. LP will bear the full cost of such audit unless such audit discloses that the additional payment payable by WINT for the audited period is more than five percent (5%) of the amount of the payments due for that audited period, in which case WINT will pay the reasonable documented fees and expenses charged by the accounting firm. If the Parties dispute any such accounting firm’s conclusion, they will resolve such issue pursuant to Section 9.2. LP will treat all information subject to review under this Section 4.5 in accordance with the confidentiality provisions of this Agreement.

4.6     Currency of Payments. All payments under this Agreement will be made in Dollars by wire transfer of immediately available funds into an account designated by LP. Net Proceeds and Commercialization Net Revenues outside of the U.S. will be first determined in the currency in which they are earned and will then be converted into an amount in Dollars using WINT’s customary and usual conversion procedures used in preparing its financial statements pursuant to the Accounting Standards for the applicable reporting period.

4.7     Blocked Currency. In each country outside the Territory where the local currency is blocked and cannot be removed from the country, at the election of LP, Commercialization Net Revenue in such country will be paid to LP in local currency by deposit in a local bank in such country designated by LP.

4.8     Taxes. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of payments made by WINT to LP under this Agreement. To the extent WINT is required under the Internal Revenue Code of 1986, as amended (the “Code”), or any other tax laws to deduct and withhold taxes on any payment to LP, and WINT pays the amounts of such taxes to the proper Governmental Authority in a timely manner, then the sum payable by WINT will be increased to the extent necessary to ensure that LP receives a sum equal to the sum which it would have received if no such increased tax deduction or withholding had been required.

Article 5

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

5.1     Nondisclosure. Each Party agrees that, during the Term and for a period of ten (10) years thereafter (or, for any trade secret, for so long as the Disclosing Party maintains such trade secret as a trade secret), a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted in this Article 5, and (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

5.2     Exceptions. The obligations under Section 5.1 will not apply with respect to any portion of Confidential Information of a Disclosing Party that the Receiving Party can show by competent evidence:

5.2.1     at the time of disclosure to Receiving Party is in the public domain;

5.2.2     after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by the Receiving Party or anyone to whom the Receiving Party disclosed Confidential Information;

5.2.3     was (a) in the Receiving Party’s possession at the time of disclosure without any obligation to keep it confidential or any restriction on its use or (b) subsequently and independently developed by the Receiving Party’s employees who had no knowledge of and who did not use, rely on or refer to any of Disclosing Party’s Confidential Information, in each case as shown by Receiving Party’s contemporaneous records; or

5.2.4     is received by the Receiving Party from a Third Party who has the lawful right to disclose such Confidential Information and who has not obtained such Confidential Information either directly or indirectly from the Disclosing Party.

5.3     Authorized Disclosure. To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

5.3.1     prosecuting or defending litigation;

5.3.2     subject to Section 5.4, required by Applicable Laws (including, without limitation, the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange) and with judicial process; and

5.3.3     to Affiliates in connection with the performance of this Agreement and to potential or actual collaborators (including, without limitation, actual and potential licensees), who prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5, or employees, independent contractors (including, without limitation, contract research organizations, contract manufacturing organizations, consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and nonuse no less restrictive than the obligations set forth in this Article 5; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.3.3 to treat such Confidential Information as required under this Article 5.

5.4     Required Disclosure. A Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required pursuant to interrogatories, judicial requests for information or documents, subpoena, civil investigative demand issued by a court or Governmental Authority having valid jurisdiction or as otherwise required by Applicable Law; provided, however, that the Receiving Party, to the extent legally permitted, will notify the Disclosing Party promptly in writing upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek a protective order or confidential treatment for such disclosure; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information that it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

Article 6

TERM AND TERMINATION

6.1     Term and Expiration. The term of this Agreement will commence on the Effective Date, and will continue for as long as payments are due or payable under this Agreement, or until such date as this Agreement is sooner terminated in accordance with Section 6.2 or by mutual written consent of the Parties (the “Term”).

6.2     Termination for Material Breach.

6.2.1     If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement, then the Non-Breaching Party may deliver notice of such breach to the Breaching Party. In such notice, the Non-Breaching Party will identify with reasonable specificity the alleged breach and the actions or conduct that it wishes the Breaching Party to take for an acceptable and prompt cure of such breach; provided that such identified actions will not be binding upon the Breaching Party with respect to the actions that it may need to take to cure such breach. The Breaching Party shall have ninety (90) days to cure such breach. If the Breaching Party fails to cure such breach within such cure period, the Non-Breaching Party may, subject to Section 6.2.2, terminate this Agreement immediately by providing the Breaching Party a written notice after the end of such cure period. Notwithstanding the foregoing, if WINT is the Breaching Party and it fails to cure such breach within such cure period, but within such cure period WINT can reasonably prove, to the Lee’s reasonable satisfaction, that it is using Commercially Reasonable Efforts to cure such breach, then Lee’s may not terminate this Agreement for so long as WINT is using Commercially Reasonable Efforts to cure such breach.

6.2.2     Notwithstanding the foregoing, if the Breaching Party disputes in good faith the existence or materiality of such breach and provides notice to the Non-Breaching Party of such dispute within such cure period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with this Section 6.2 unless and until it has been determined in accordance with Section 9.2 that this Agreement was materially breached by the Breaching Party and the Breaching Party failed to cure such breach within the applicable cure period in accordance with Section 6.2.1. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

6.3     Continuing Obligations. Upon expiration or termination of this Agreement: (a) neither Party will be relieved of any obligation that accrued prior to the effective date of such termination and (b) all amounts due or payable to LP pursuant to Section 4.3 that were accrued prior to the effective date of termination will remain due and payable.

6.4     Retention of Payments. Upon expiration or termination of this Agreement, each Party will have the right to retain all amounts previously paid to it by the other Party.

6.5     Survival. Expiration or termination of this Agreement for any reason will not (a) release any Party from any obligation that has accrued prior to the effective date of such expiration or termination, (b) preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such expiration or termination, or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that will survive expiration or termination. Without limiting the foregoing, upon expiration or termination of this Agreement, the rights and obligations of the Parties under Sections 6.3, 6.4, and this Section 6.5 and Article 1, Article 5 (for the term set forth in Section 5.1), Article 7, Article 8, and Article 9 will survive such expiration or termination.

Article 7

REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1     Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

7.1.1     it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement;

7.1.2     it has full legal power to extend the rights granted to the other under this Agreement;

7.1.3     it is not aware of any impediment that would inhibit its ability to perform the terms and conditions imposed on it by this Agreement; and

7.1.4     it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement.

Article 8

DISCLAIMER; LIMITATION OF LIABILITY

8.1     DISCLAIMER. EXCEPT AS PROVIDED UNDER ARTICLE 7, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

8.2     LIMITATION OF LIABILITY.

8.2.1     NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, OR MULTIPLE DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, OR FOR LOST PROFITS OR LOSS OF USE ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES,

8.2.2     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SECTION 8.2.1 WILL NOT LIMIT OR RESTRICT (A) DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 5, (B) THE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 7, OR (C) THE OBLIGATIONS TO MAKE PAYMENTS TO WINT UNDER SECTIONS 4.1 AND 4.2 AND PAYMENTS OF COMMERCIALIZATION NET REVENUE TO LP UNDER SECTION 4.3.

8.3     No Assumed Obligations. Notwithstanding any provision in this Agreement, LP is not assuming any liability or obligation of WINT or any of WINT’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain liabilities and obligations of WINT or its Affiliates, as the case may be.

Article 9

MISCELLANEOUS

9.1     Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the Laws of England and Wales, without giving effect to any choice of law principles that would require the application of the Laws of a different state.

9.2     Arbitration. In the event of any disputes, controversies or differences between the Parties, arising out of, in relation to, or in connection with, this Agreement, including any alleged failure to perform or breach of this Agreement, or any issue relating to the validity, construction, interpretation, enforceability, performance, application or early termination of this Agreement (each, a “Dispute”), upon the written request of either Party, the Parties agree to meet and discuss in good faith an amicable resolution thereof, which good faith efforts shall include at least one (1) in-person meeting between the Executive Officers of each Party. If the Dispute is not resolved within thirty (30) days following the written request for amicable resolution, then either Party may then initiate arbitration under this Section 9.2. Any Dispute that the Parties do not resolve through amicable resolution will be settled by binding arbitration administered by JAMS, Inc., pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), except as otherwise provided. The number of arbitrators will be three (3). The first arbitrator will be selected by WINT, the second arbitrator will be selected by LP, and the third arbitrator will be selected by mutual agreement of the first and second arbitrators. The arbitration will be conducted in London (United Kingdom). The language of the arbitration will be English. Judgment on the award may be entered in any court having jurisdiction. Except as may be required by Law, neither Party may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other Party.

9.3     Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed, or conditioned; provided, however, that either Party may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of a Change of Control, subject to the assignee agreeing to be bound by the terms of this Agreement. Any purported assignment in violation of the preceding sentences will be void. Any permitted assignee or successor will assume and be bound by all obligations of its assignor or predecessor under this Agreement.

9.4     Severability. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions will continue in full force and effect, and the Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

9.5     Notices. Any notice or other communication to a Party pursuant to this Agreement will be sufficiently made or given on the date it was sent; provided that such notice or other communication is sent by first class certified or registered mail, postage prepaid, or is sent by next day express delivery service, addressed to it at its address in this Section 9.5, below, or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

If to LP:	Lee’s Pharmaceutical (HK) Ltd. 1/F, Building 20E, Phase 3, Hong Kong Science Park Shatin, N.T., Hong Kong Attention: CEO
If to WINT, to:	Windtree Therapeutics, Inc. 2600 Kelly Rd., Suite 100 Warrington, PA 18976 Attention: CEO

With a copy to (which alone will not constitute notice):	Troutman Pepper Hamilton Sanders LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312 Attention: Timothy C. Atkins

9.6     Expenses. Except as expressly set forth in this Agreement or as may be specifically agreed to in writing between WINT and LP, each Party will be responsible for all costs and expenses it incurs in connection with this Agreement.

9.7     Headings. The headings of Articles and Sections of this Agreement are for ease of reference only and will not affect the meaning or interpretation of this Agreement in any way.

9.8     Waiver. The failure of either Party in any instance to insist upon the strict performance of the terms of this Agreement will not be construed to be waiver or relinquishment of any of the terms of this Agreement, either at the time of the Party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

9.9     Counterparts; Electronic Delivery. This Agreement and any amendment may be executed in one or more counterparts (including, without limitation, by way of PDF or electronic transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument. When executed by the Parties, this Agreement will constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, PDF signatures will be treated as original signatures.

9.10     Independent Contractors. Nothing contained in this Agreement will be deemed to constitute a joint venture, partnership, or employer-employee relationship between LP and WINT, or to constitute one as the agent of the other. Neither Party will be entitled to any benefits applicable to employees of the other Party. Both Parties will act solely as independent contractors, and nothing in this Agreement will be construed to make one Party an agent, employee, or legal representative of the other Party for any purpose or to give either Party the power or authority to act for, bind, or commit the other Party.

9.11     Entire Agreement. This Agreement, together with the Appendices attached hereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous proposals, oral or written, confidentiality agreements, and all other communications between the Parties with respect to such subject matter.

9.12     Modifications. The terms and conditions of this Agreement may not be amended or modified, except in writing signed by both Parties.

9.13     Exports. The Parties acknowledge that the export of technical data, materials, or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. WINT and LP agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, or equipment received or generated under this Agreement in violation of any applicable export control laws.

9.14     Further Assurances. Each Party agrees to do and perform all such further reasonable acts and things and will execute and deliver such other agreements, certificates, instruments, and documents necessary to carry out the intent and accomplish the purposes of this Agreement.

9.15     Interpretation.

9.15.1     This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this Agreement.

9.15.2     Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including, without limitation, the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

9.15.3     The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms. The word “any” will mean “any and all” unless otherwise clearly indicated by context.

9.15.4     Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed, or amended, (c) any reference herein to any Person will be construed to mean the Person’s successors and assigns (after any such succession or assignment), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, or Appendices, unless otherwise specifically provided, will be construed to refer to Articles, Sections, and Appendices of this Agreement.

9.15.5     References to sections of the Code of Federal Regulations and to the United States Code will mean the cited sections, as these may be amended from time to time.

9.16     Force Majeure Event. Except for the payment of money, neither Party will be in breach or default, nor will either Party be liable or responsible to the other Party for losses or damages, nor will either Party have the right to terminate this Agreement, for any breach, default or delay by the other Party that is attributable to an event beyond their reasonable control, including, without limitation, acts of God, acts of government (including, without limitation, injunctions), fire, flood, earthquake, epidemic or global pandemic outbreak, strike, lockout, labor dispute, breakdown of plant, shortage of equipment or supplies, loss or unavailability of manufacturing facilities or materials, casualty or accident, stoppage or interruption of transportation or utilities, civil commotion, acts of public enemies, acts of terrorism or threat of terrorist acts, blockage or embargo and the like (each, a “Force Majeure Event”); provided, however, that such Party will use Commercially Reasonable Efforts to avoid and/or minimize the impact of such occurrence, and give prompt written notice of any Force Majeure Event to the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officer to execute and deliver this Project Financing Agreement as of the Effective Date.

LEE’S PHARMACEUTICAL (HK) LTD. By: /s/ Dr. Li Xiaoyi Name: Dr. Li Xiaoyi Title: CEO

WINDTREE THERAPEUTICS, INC. By: /s/ Craig Fraser Name: Craig Fraser Title: CEO

[Signature Page to Project Finance Agreement]

Appendix A

Development Plan

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Appendix B

Development Budget

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